UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.______)

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Filed by a Party other than the Registrant [ ]

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[ ]	Preliminary Proxy Statement.

[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[ ]	Definitive Proxy Statement

[X]	Definitive Additional Materials.

[ ]	Soliciting Material Pursuant to §240.14a-12

TORTOISE MLP FUND, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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[ ]	Fee paid previously with preliminary materials.

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TORTOISE MLP FUND, INC
11550 ASH STREET, SUITE 300
LEAWOOD, KS 66211

Recently we sent you proxy materials for the Annual Meeting of Tortoise MLP Fund, Inc. (“NTG”) to be held on Friday, May 20, 2011. NTG’s records indicate that we have not received your important vote. We urge you to vote as soon as possible in order to allow NTG to obtain a sufficient number of votes to hold the meeting as scheduled. Another proxy card is enclosed for your convenience.

•	Mail your completed proxy card in the enclosed return envelope

•	FAX your completed proxy card to (913) 981-1021

•	Email your completed proxy card to proxyvote@tortoiseadvisors.com.

Whether or not you expect to attend the Annual Meeting in person, please complete, date, sign and return the enclosed proxy as promptly as possible. Even if you have given your proxy, you may still vote in person if you attend the meeting.

The Board of Directors recommends that you vote “FOR” the election of Conrad S. Ciccotello, “FOR” the proposal to grant the Company the authority to sell common shares below net asset value, subject to certain conditions, and “FOR” the ratification of the selection of Ernst & Young LLP as independent accountants.

If you have any questions about the enclosed proxy card or need any assistance in voting your shares, please call (866) 362-9331.

The definitive proxy statement, including a description of the proposals, is available on the internet at http://tygd.client.shareholder.com/annual-proxy.cfm or by clicking SEC Filings on the Tortoise MLP Fund, Inc. page on our adviser’s website at www.tortoiseadvisors.com.

Voting takes only a few minutes.
PLEASE VOTE TODAY.